Exhibit 15

August 3, 2023

FMC Corporation
Philadelphia, Pennsylvania

Re: Registration Statement on Form S-3 (No. 333-265688) and Form S-8 (Nos. 333-235595, 333-219643, 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, 333-172388, and 333-271466).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 3, 2023 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Philadelphia, Pennsylvania